                                                                   EXHIBIT 99.5

               Notes to Pro Forma Combined Financial Statements

Distribution of Imperial

         In March 2000, the Registrant distributed all common stock of Imperial to its shareholders. One share of Imperial common stock was distributed for every 20 of the Registrant's common shares of beneficial interest held on March 20, 2000. Approximately 2.1 million shares of Imperial common stock were distributed. As part of the spin-off, the Registrant repaid Imperial Parking Limited's bank credit facility of approximately $24.2 million, contributed approximately $7.5 million of cash, contributed its 14 Canadian parking properties and $6.7 million for a parking development located in San Francisco, California.

Sale of Crossroads Shopping Center

         In April 2000, the Registrant sold Crossroads Shopping Center for $80.1 million, of which approximately $78.1 million was applied against a loan payable to the purchaser, the assumption of the first mortgage debt on the property and other liabilities. The Registrant recognized a gain on the sale of approximately $58.7 million, less an extraordinary loss on extinguishment of debt of approximately $2.4 million.

Sale of Temple Mall

         In August 2000, the Registrant received approximately $2.4 million representing its 50% non-controlling ownership interest in the net proceeds from the sale of Temple Mall. The Registrant accounted for its interest in Temple Mall as an investment in a joint venture using the equity method of accounting. The Registrant recognized a gain from the investment in the joint venture of approximately $1.2 million. Temple Mall was sold for approximately $25.7 million, of which approximately $19.5 million was applied against the first mortgage debt on the mall. In addition, the joint venture repaid its $1.2 million note payable to the Registrant from cash reserves.

Sale of the Huntington Garage

In December 2000, the Registrant sold the Huntington Garage for $21.3 million, of which approximately $7.6 million was applied against the first mortgage debt on the garage. The Registrant recognized a gain on the sale of approximately $16.1 million, less an extraordinary loss on early extinguishment on debt of approximately $.6 million.

Sale of Properties

In March 2001, the Registrant sold a significant portion of its remaining real estate assets (the "Purchased Assets") to the Purchaser for an aggregate sale price, before costs and adjustments, of $205 million. At the closing of this transaction, the sale price of $205 million was reduced by $20.6 million, which was the net sales price realized by the Registrant from the sale of the Huntington Garage which was sold in December 2000 to another party and which was part of the aggregate sales price of $205 million. The Huntington Garage property was among those that Purchaser agreed to acquire from the Registrant. The Purchaser and the Registrant had agreed that the Registrant was permitted to sell the Huntington Garage property to a third party and that Purchaser would receive a credit towards the $205 million purchase price equal to the net sales price realized by the Registrant from the sale of the Huntington Garage.

The assets purchased by Purchaser consisted of the following:

         -        55 Public Square and CEI Office Buildings - Cleveland, Ohio

         -        55 Public Square Garage - Cleveland, Ohio

         -        West Third Street Parking Lot - Cleveland, Ohio

         -        North Valley Tech Center - Thornton, Colorado

         -        Two Rivers Business Center - Clarksville, Tennessee

         -        Westgate Shopping Center - Abilene, Texas

         -        Pecanland Mall - Monroe, Louisiana

         -        Long Street Garage - Columbus, Ohio

         -        Madison and Wells Garage - Chicago, Illinois

         -        Printers Alley Garage - Nashville, Tennessee

         -        5th and Marshall Garage - Richmond, Virginia

         - Club Associates' note receivable, face amount of approximately $1.5 million.

         - Ancillary assets including furniture, fixtures and equipment, and reserve and escrow accounts related to the Purchased Assets

         - Net operating income from all of the Purchased Assets from June 1, 2000 less (a) debt service on the purchased assets,
                  (b) capital expenditures committed subsequent to May 9, 2000 and (c) 66.6% of asset management fees paid to Radiant Partners, LLC from June 1, 2000 until the closing of the transaction

The Registrant retained ownership of the following assets:

         -        Unrestricted cash and Treasury bills

         -        Convertible preferred investment in HQ Global Workplaces

         -        Severance and prior trustees escrow account

         -        Park Plaza Mall - Little Rock, Arkansas

         -        Circle Tower - Indianapolis, Indiana

         -        Peachtree Mall legal claim

In addition, the Registrant retained ownership of Ventek.

The Registrant remains liable for the following obligations:

                  - 8.4% convertible preferred shares; $24,620,000 approximate face amount

                  - 8.875% Publicly-traded senior notes; $12,500,000 approximate face amount

                  - Dallas management office lease (the Registrant has sub-leased this space)

                  - Certain liabilities relating to the Purchased Assets arising prior to June 1, 2000, except for certain potential liabilities of the Westgate Shopping Center

                  - Corporate expenses and liabilities not related to the Purchased Assets (including the Ventek guarantee)

                  -        Property level mortgage debt on retained assets

                  -        Other ordinary course liabilities

         Radiant Partners, LLC will continue to manage the Registrant's remaining assets for $250,000 per year for two years.

         In connection with the sale, the Registrant granted to the Purchaser a four-month bridge loan, which may be extended for an additional two months. The loan in the amount of $7.0 million bears interest at 11% per annum secured by cross-collateralized first mortgages on two properties. Payments of interest only are payable in monthly installments commencing April 1, 2001 through and including July 1, 2001. The loan may be extended by the purchaser through September 1, 2001 at an interest rate of 15% per annum, at which time all principal and accrued interest shall be payable. Prepayment of the loan is permitted without penalty only by payment of the entire principal balance and accrued interest at time of prepayment or based upon specified release terms, as defined. The Pro Forma financial statements do not include an adjustment related to the loan due to its short-term nature.